Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 20, 2012 (except for Notes 3 and 11, as to which the date is August 14, 2012), with respect to the consolidated financial statements of NeoStem, Inc. and subsidiaries included in the Current Report on Form 8-K, dated August 14, 2012, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, New York
December 7, 2012